Exhibit 10.18(b)

SECOND AMENDMENT TO LEASE

This Second Amendment To Lease (“Amendment”), dated as of September 19th, 2006, between W. Andrew Wright (“Landlord”) and Addus HealthCare, Inc. (“Tenant”).

WHEREAS, Landlord and Tenant are parties to that certain Office Lease, dated April 1, 1999, by and between W. Andrew Wright, as Landlord, and Addus HealthCare, Inc., as Tenant, and as amended April 1, 2002 (“Lease”); and,

WHEREAS, the parties wish to extend and make certain changes to said Lease.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	All capitalized terms used herein shall have the same meaning ascribed to them in the Lease, unless otherwise specifically defined herein.

2.	The Schedule of the Lease is hereby amended and restated in its entirety to now read as follows:

(1)	Premises: Entire second floor and the suites #114, 123, 124A, 124B and 124C of the Building, all as shown on Exhibits Al and A2 which are referred to and incorporated herein in their entirety.

(2)	Annual Base Rent:

1st year	$320,000

2nd year	$329,600

3rd year	$339,488

4th year	$349,673

5th year	$360,163

(3)	Monthly Base Rent:

1st year	$26,666.67

2nd year	$27,466.67

3rd year	$28,290.67

4th year	$29,139.42

5th year	$30,013.58

(4)	Tenant’s Proportionate Share:	57.08%

(5)	Base Expenses or Common Operating Expenses

or Base Expense Year:		2006

(6)	Base Taxes or Base Tax Year:	2006

(7)	CPI Factor:	N/A

(8)	CPI Base Month:	N/A

(9)	Security Deposit:	-0-

(10)	Broker:	N/A

(11)	Commencement Date of Second Amendment:	September 19, 2006

(12)	Expiration date of Second Amendment:	September 18, 2011

(13)	Guarantor:	None

3.	A new subsection 2A(v) is added which reads:

(v) “Common Areas” shall mean all areas and facilities within the Building that are not designated by landlord for the exclusive use of Tenant or any other lessee or other occupant of the Building, including the parking areas, access and perimeter roads pedestrian sidewalks, landscaped areas, trash enclosures, recreation areas and the like.

4.	The first sentence of subsection 2B(ii) is replaced in its entirety to now read:

(ii) Adjustment rent (“Adjustment Rent”) in an amount equal to Tenant’s Proportionate Share of (i) the increase in Taxes for any calendar year over the Base Taxes (if the Schedule sets forth a Base Tax Year rather than Base Taxes, Base Taxes shall equal the amount of Taxes for the Base Tax Year, as set forth in Schedule item # 6) and (ii) the increase in the Common Operating Expenses for any calendar year over the Base Expenses or Common Operating Expenses or Base Expense Year, as set forth in Schedule item # 5.

5.	A new Section 8A is added which reads:

8A.	Common Operating Expenses

8A.1	Common Operating Expense Payment Provisions: The following provisions shall apply to the obligations of Tenant with respect to Common Operating Expenses:

A.	Payment shall be made by whichever of the following methods is from time to time designated by Landlord, and landlord may change the method of payment at any time. After each calendar year during the Term of this lease, Landlord may invoice Tenant for Tenant’s Adjustment Rent as it relates to Tenant’s Proportionate Share of the increase in Common Operating Expenses for such calendar year, and Tenant shall pay such amount so invoiced within five (5) days after receipt of such notice. Alternatively, (i) Landlord shall deliver to Tenant Landlord’s reasonable estimate of the amount of Adjustment Rent as it relates to Tenant’s Proportionate Share of the increase in Common Operating Expenses it anticipates will be paid or incurred for the calendar year in question; (ii) during such calendar year, Tenant shall pay such Tenant’s Adjustment Rent as it relates to Tenant’s Proportionate Share of the estimated increase in Common Operating Expenses in advance in equal monthly installments due with each installment of Rent; and (iii) within ninety (90) days after the end of such calendar year, Landlord shall furnish to Tenant a statement in reasonable detail of the actual Common Operating Expenses paid or incurred by Landlord in accordance with this subsection A during the just ending calendar year, and thereupon there shall be an adjustment between Landlord and Tenant, with payment to or repayment by Landlord, as the case may require, within five (5) days after delivery by landlord to Tenant of such statement, to the end that Landlord shall receive the entire amount of Tenant’s Adjustment Rent as it relates to Tenant’s Proportionate Share of the increase in all the Common Operating Expenses for such calendar year and no more.

B.

Prior to or during December of each calendar year during the lease Term or as soon as practicable thereafter, Landlord may give Tenant written notice of Landlord’s estimate of the amount of the Common Operating Expenses for the next succeeding calendar year. An amount equal to one-twelfth (1/12th) of Tenant’s Share of any such estimated increase shall be payable monthly by Tenant as aforesaid, commencing on the first day of the calendar month following Landlord’s notice and continuing throughout the lease Term, subject to further adjustments following receipt of any notice of increase from landlord given pursuant to this subsection B or subsection C below.

C.	Landlord may at any time during the calendar year of the lease Term adjust its estimate of Common Operating Expenses to reflect current expenditures and following written notice to Tenant of such revised estimate, subsequent payments by Tenant shall be based upon such revised estimate.

D.	If the Commencement Date is on a date other than the first day of a calendar year, the amount of Adjustment Rent as it relates to the increase in Common Operating Expenses payable by Tenant in such calendar year shall be prorated on the basis which the number of days from the Commencement Date falls bears to 365. If the termination of the lease shall be on a day other than the last day of a calendar year, the amount of any adjustment pursuant to subparagraph A above for the calendar year in which the lease terminates shall be prorated on the basis which the number of days from the commencement of such calendar year to and including such termination date bears to 365. The termination of the lease shall not affect the obligations of Landlord and Tenant pursuant to clause (iii) of subparagraph A above or the immediately preceding sentence.

E.

Tenant shall have the right, exercisable upon not less than two (2) weeks prior written notice to Landlord, to review Landlord’s books and records relating to Common Operating Expenses within ninety (90) days of receipt of any annual statement for the same, for the purpose of verifying the charges contained in such statement. Such review shall take place at Landlord’s office during regular business hours and Tenant shall be responsible for all costs and related expenses of the review. In no event shall Tenant have the right to conduct such review if Tenant is then in default of this lease with respect to any monetary obligations, including, without limitation, the payment by Tenant of all Additional Rent amounts that are the subject of Tenant’s review. Tenant may not withhold payment pending completion of such inspection of Landlord’s books and records. If Tenant fails to timely exercise its inspection rights in accordance with the terms above, the failure shall be conclusively deemed to constitute Tenant’s approval of Landlord’s reconciliation statement for the calendar year in question. Tenant shall keep any information gained from the inspection of Landlord’s books and records confidential and shall not disclose it to any other party, except as required by law. If requested by Landlord, Tenant shall require its employees or agents inspecting Landlord’s books and records to sign a confidentiality agreement as a condition of Landlord making Landlord’s books and records available to them. Tenant covenants and agrees that any accounting or auditing firm or company retained by Tenant to review or inspect Landlord’s books and records relating to Common Operating Expenses shall not be compensated on a contingency fee basis.

8A.2	Common Operating Expenses Defined:

The term “Common Operating Expenses” shall mean the following:

A.	All costs and expenses paid or incurred by Landlord in doing the following (including payments to independent contractors providing services related to the performance of the following): (i) maintaining, cleaning, repairing and resurfacing the roof (including repair of leaks) and the exterior surfaces (including painting) of the Building; (ii) maintenance of liability, property or casualty insurance (including, without limitation, earthquake insurance if maintained by landlord in its sole discretion) rental loss insurance and any other insurance maintained by Landlord covering the Building, or applicable portion thereof (including the prepayment of premiums for coverage of up to one (1) year); (iii) maintaining, repairing, operating and replacing when necessary HVAC equipment, utility facilities and other building service equipment; (iv) providing utilities to the Common Area (including lighting, trash removal and water for landscaping irrigation); (v) window washing; (vi) maintenance, repair and replacement of HVAC and elevators; (vii) fire monitoring and fire system maintenance; (viii) complying with all applicable laws and private restrictions; (ix) operating, maintaining, repairing, cleaning, painting, re-striping and resurfacing the Common Area; (x) replacement or installation of lighting fixtures, directional or other signs and signals, irrigation systems, trees, shrubs, ground cover and other plant materials, and all landscaping in the Common Area; (xi) providing security; and (xii) staffing and administering (including supplies, telephones, equipment rental, payroll burden, professional fees, taxes and licenses) an on-site office.

B.	The follow costs: (i) Taxes as defined in Section 2A; (ii) the amount of any “deductible” paid by Landlord with respect to damage caused by any insured peril; (iii) the cost to repair damage caused by an uninsured peril up to a maximum amount in any twelve (12) month period equal to two percent (2%) of the replacement cost of the building or other improvements damaged; and (iv) that portion of all compensation (including, without limitation, salaries, wages, benefits and premiums for workers’ compensation and other insurance) paid to or on behalf of salaries, wages, benefits and premiums for workers’ compensation and other insurance) paid to or on behalf of employees of Landlord or other persons who perform duties connected with the operation, protection, maintenance, repair and replacement of the Building, or applicable portion thereof.

C.	Fees for management services rendered by either Landlord or a third party manager engaged by Landlord (which may be a party affiliated with Landlord).

D.

All additional costs and expenses incurred by Landlord with respect to the operation, protection, maintenance, repair and replacement of the Building, or applicable portion thereof, which would be considered a current expense (and not a capital expenditure) pursuant to generally accepted accounting principles including, without limitation, salaries, wages, medical, surgical and general welfare benefits and pension payments, payroll taxes, fringe benefits, employment taxes, and workers’ compensation for all persons who perform duties connected with the operation, maintenance and repair of the Building, its equipment and the adjacent walks and landscaped areas, including janitorial, gardening, security, parking, operating engineer, elevator, painting, plumbing, electrical, carpentry, heating, ventilation, air conditioning, window washing, hired services (but excluding persons performing services not uniformly available to or performed for the benefit of substantially all Building tenants), legal fees, real estate tax consulting fees (including, but not limited to, fees and expenses for the appeal or protesting of tax assessment increases), personal property taxes on property used in the maintenance and operation of the Building, the cost of all charges for electricity, gas, water and other utilities furnished to the Building, including any taxes thereon, the cost of all Building, janitorial and cleaning supplies and materials, the cost of all charges for cleaning, maintenance and service contracts and other services with independent contractors, landscaping and plant service, trash removal, fountain maintenance and repair, pest control, and license, permit and inspection fees relating to the Building; provided, however, that Common Operating Expenses shall not include any of the following: (i) payments on any loans or ground leases affecting the Building; (ii) depreciation of the Building or any major systems of the Building service equipment; and (iii) the cost of tenant improvements installed for the exclusive use of other tenants of the Building.

6.	Subsection 2C (iii) is amended such that “Fifth Third Bank (Chicago)” replaces “First National Bank of Chicago”.

7.	A new Section 26 is added which reads:

26.	RENEWAL

Provided that no default is then existing or continuing in the performance of any of the terms or covenants of this lease, Landlord hereby grants Tenant the option of renewing and extending the term of this Lease for an additional term of five (5) years, commencing at midnight on the expiration of the initial term of this lease, on each and all of the following additional terms and conditions:

1. Tenant gives to Landlord on the date which is prior to the date that the option period would commence, if exercised, by at least three (3) months and not more than six (6) months, a written notice of the exercise of the option to renew this lease for the additional term, time being of the essence. If the notification of the exercise of the option is not so given and received, this option shall automatically expire.

2. All of the terms and conditions of this lease, except where specifically modified by this option, shall apply.

3. The annual rent for the first year of the option period shall be calculated as follows:

a. The greater of; (i) $370,968 or (ii) $360,163 plus the total percentage change of the CPI (as herein below defined) from October, 2006 through September, 2011 less fifteen percent (15%)

4. The term “C.P.I.” means the Consumer Price Index of the Bureau of Labor Statistics of the United States Department of Labor for “Midwest Urban-All Items”.

5. The annual rent for the second year of the remaining option years shall be calculated as follows:

b. The annual rent payable for the second year of the option period shall be the amount of the annual rent payable for the first year of the option period increased by the C.P.I. of the immediately preceding year; but in no event shall the new annual rent be less than the rent payable for the year immediately preceding the commencement of the second year of the option period

6. The annual rent for the third year of the remaining option years shall be calculated as follows:

b. The annual rent payable for the third year of the option period shall be the amount of the annual rent payable for the second year of the option period increased by the C.P.I. of the immediately preceding year; but in no event shall the new annual rent be less than rent payable for the year immediately preceding the commencement of the third year of the option period

7. The annual rent for the fourth year of the remaining option years shall be calculated as follows:

b. The annual rent payable for the fourth year of the option period shall be the amount of the annual rent payable for the third year of the option period increased the C.P.I. of the immediately preceding year; but in no event shall the new annual rent be less than rent payable for the year immediately preceding the commencement of the fourth year of the option period

8. The annual rent for the fifth and final year of the option period shall be calculated as follows:

b. The annual rent payable for the fifth and final year of the option period shall be the amount of the annual rent payable for the fourth year of the option period increased by the C.P.I. of the immediately preceding year; but in no event shall the new annual rent be less than rent payable for the year immediately preceding the commencement of the fifth and final year of the option period.

9. Pending receipt of the required C.P.I. and determination of the actual adjustment, Tenant shall pay an estimated adjusted rental, as reasonably determined by Landlord by reference to the then available C.P.I. information. On notification of the actual adjustment after publication of the required C.P.I., any overpayment shall be credited against the next installment of rent due, and any underpayment shall be immediately due and payable by Tenant. Landlord’s failure to request payment of an estimated or actual rent adjustment shall not constitute a waiver of the right to any adjustment provided for in this paragraph.

10. If the compilation or publication of the C.P.I. is transferred to any other governmental department or bureau or agency or is discontinued, then the index most nearly the same as the C.P.I. shall be used

8.	Except as expressly modified and superseded by this Amendment, the terms and provisions of the Lease are ratified and confirmed, and shall continue in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment To Lease as of the day and year first above written.

Tenant: Addus HealthCare, Inc.		Landlord: W. Andrew Wright

By:	/s/ Mark S. Heaney	By:	/s/ W. Andrew Wright
Title:	VP/COO		W. Andrew Wright